Exhibit 99.1

PRESS RELEASE

Dick’s Sporting Goods Reports First Quarter Results; Raises Full Year 2012 Guidance and Declares Quarterly Dividend

•                  Consolidated earnings per diluted share increased 50% to $0.45 per diluted share in the first quarter of 2012 as compared to consolidated earnings per diluted share of $0.30 in the first quarter of 2011

•                  Consolidated same store sales increased 8.4% in the first quarter of 2012

•                  Company raises full year estimated earnings range from $2.38 to 2.41 per diluted share to $2.45 to 2.48 per diluted share

•                  Board authorizes quarterly dividend of $0.125 per share

PITTSBURGH, Pa., May 15, 2012 - Dick’s Sporting Goods, Inc. (NYSE: DKS) today reported sales and earnings results for the first quarter ended April 28, 2012.

First Quarter Results

The Company reported consolidated net income for the first quarter ended April 28, 2012 of $57.2 million, or $0.45 per diluted share, exceeding the Company’s earnings expectations provided on March 6, 2012 of $0.36 to 0.38 per diluted share. For the first quarter ended April 30, 2011, the Company reported consolidated net income of $37.5 million, or $0.30 per diluted share.

Net sales for the first quarter of 2012 increased by 15.1% to $1.3 billion as compared to the first quarter of 2011 due primarily to an 8.4% increase in consolidated same store sales and the growth of the Company’s store network. The consolidated same store sales increase consisted of a 7.3% increase at Dick’s Sporting Goods stores, a 12.6% increase at Golf Galaxy and a 33.4% increase in the Company’s eCommerce business.

“We had an exceptionally strong first quarter as we generated record earnings with a 50% increase in earnings per share on 15% sales growth. We also maintained a healthy balance sheet while returning capital to stockholders through our dividend and share repurchase programs,” said Edward W. Stack, Chairman and CEO. “For 2012, we are raising our full year guidance as we continue to invest in new stores and our eCommerce business as well as our margin accelerators including inventory management, private brands, and product mix shift.”

New Stores

In the first quarter, the Company opened six Dick’s Sporting Goods stores. These stores are listed in a table later in the release under the heading “Store Count and Square Footage.”

As of April 28, 2012, the Company operated 486 Dick’s Sporting Goods stores in 44 states, with approximately 26.5 million square feet and 81 Golf Galaxy stores in 30 states, with approximately 1.3 million square feet.

Balance Sheet

The Company ended the first quarter of 2012 with $521 million in cash and cash equivalents and did not have any outstanding borrowings under its $500 million revolving credit facility.  At the end of the first quarter of 2011, the Company had $533 million in cash and cash equivalents and did not have any outstanding borrowings under its credit facility.

Inventory per square foot was 6.6% higher at the end of the first quarter of 2012 as compared to the end of the first quarter of 2011.

Share Repurchase Program

On January 11, 2012, the Company’s Board of Directors authorized a 12-month share repurchase program of up to $200 million of the Company’s common stock. The Company initiated the program to offset the dilutive effect of the issuance of shares expected in connection with the expiration in 2013 of a substantial number of stock options issued following the Company’s 2002 initial public offering, which are anticipated to be exercised in 2012.

In the first quarter, the Company repurchased 2.1 million shares of its common stock at an average cost of $49.39 per share, for a total cost of approximately $104 million.

The Company completed the share repurchase program on May 14, 2012.  In total, the Company repurchased approximately 4.1 million shares of its common stock at an average cost of $49.33 per share, for a total cost of approximately $200 million.  The Company financed the repurchase program from cash on hand.

Dividend

On May 14, 2012, the Company’s Board of Directors authorized and declared a quarterly dividend in the amount of $0.125 per share on the Company’s common stock and Class B common stock. The dividend is payable in cash on June 29, 2012 to stockholders of record at the close of business on June 1, 2012.

Investment in JJB Sports

On April 27, 2012, the Company closed on its previously announced £20 million strategic investment in JJB Sports plc, a leading U.K. sports retailer.  Under the terms of the agreement, the Company purchased £18.75 million in junior secured convertible notes and £1.25 million in ordinary shares of JJB Sports, for a total investment of approximately $32.0 million.

Current 2012 Outlook

The Company’s current outlook for 2012 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as described later in this release.  Although the Company believes that the expectations and other comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations or comments will prove to be correct.

❖            Full Year 2012 - (53-Week Year) Comparisons to Fiscal 2011 - (52-Week Year)

•                  Based on an estimated 126 million diluted shares outstanding, the Company currently anticipates reporting consolidated earnings per diluted share of approximately $2.45 to 2.48, which includes approximately $0.03 per diluted share for the 53rd week. For the 52 weeks ended January 28, 2012, the Company reported consolidated non-GAAP earnings per diluted share of $2.02, excluding a gain on sale of investment and the favorable impact of lower litigation settlement costs. On a GAAP basis, the Company reported consolidated earnings per diluted share of $2.10 in 2011.

•                  Consolidated same store sales are currently expected to increase approximately 3 to 4% on a 52-week to 52-week comparative basis, compared to a 2.0% increase in fiscal 2011.

•                  The Company currently expects to open approximately 40 new Dick’s Sporting Goods stores and relocate five Dick’s Sporting Goods stores in 2012. The Company also expects to reposition two Golf Galaxy stores.

❖            Second Quarter 2012

•                  Based on an estimated 126 million diluted shares outstanding, the Company currently anticipates reporting consolidated earnings per diluted share of approximately $0.62 to 0.63 in the second quarter of 2012.  In the second quarter of 2011, the Company reported consolidated non-GAAP earnings per diluted share of $0.52, excluding a $0.07 per diluted share impact from a gain on sale of investment.

•                  Consolidated same store sales are currently expected to increase approximately 2 to 3% in the second quarter of 2012 compared to a 2.5% increase in the second quarter of 2011.

•                  The Company currently expects to open four Dick’s Sporting Goods stores in the second quarter of 2012.

❖            Capital Expenditures

•                  In 2012, the Company currently anticipates capital expenditures to be approximately $241 million on a gross basis and approximately $190 million on a net basis.

Purchase of the Store Support Center

On May 7, 2012 the Company purchased its Store Support Center for approximately $133 million, including settlement costs.  This is a second-quarter event.

Conference Call Info

The Company will be hosting a conference call today at 10:00 a.m. Eastern Time to discuss the first quarter results.  Investors will have the opportunity to listen to the earnings conference call over the internet through the Company’s website located at http://www.dickssportinggoods.com/investors. To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.

In addition to the webcast, the call can be accessed by dialing (866) 652-5200 (domestic callers) or (412) 317-6060 (international callers) and requesting the “Dick’s Sporting Goods Earnings Call.”

For those who cannot listen to the live webcast, it will be archived on the Company’s website for 30 days.  In addition, a dial-in replay of the call will be available. To listen to the replay, investors should dial (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) and enter confirmation code 10013422. The dial-in replay will be available for 30 days following the live call.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

Except for historical information contained herein, the statements in this release or otherwise made by our management in connection with the subject matter of this release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Our future performance and financial results may differ materially from those included in any such forward-looking statements and such forward-looking statements should not be relied upon by investors as a prediction of actual results. You can identify these statements as those that may predict, forecast, indicate or imply future results, performance or advancements and by forward-looking words such as “believe”, “anticipate”, “expect”, “estimate”, “predict”, “intend”, “plan”, “project”, “goal”, “will”, “will be”, “will continue”, “will result”, “could”, “may”, “might” or other words with similar meanings. Forward-looking statements address, among other things, our expectations, our growth strategies, including our plans to open new stores, our efforts to increase profit margins and return on invested capital, plans to grow our private brand business, projections of our future profitability, issuance of dividends, results of operations, capital expenditures, our financial condition or other “forward-looking” information and include statements about revenues, earnings, spending, margins, costs, liquidity, store openings and operations, inventory, private brand products or our actions, plans or strategies.

The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results, and could cause actual results for fiscal 2012 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by our management: continuation of the ongoing economic and financial downturn that may cause a continued decline in consumer spending and other changes in macroeconomic factors or market conditions that impact consumer spending or shopping patterns, particularly for the types of merchandise that we sell; changes in the general economic and business conditions and in the specialty retail or sporting goods industry in particular; fluctuations in our quarterly operating results or same store sales; volatility in our stock price; our ability to access adequate capital; competition in the sporting goods industry; limitations on the availability of attractive store locations; inability to manage our growth, open new stores on a timely basis or expand successfully in new and existing markets; changes in consumer demand; unauthorized disclosure of sensitive, personal or confidential information; disruptions in our or our vendors’ supply chains; our relationships with our vendors; factors affecting our vendors, including potential increases in the costs of products, their ability to maintain their inventory and production levels and their ability or willingness to provide us with sufficient quantities of products at acceptable prices; factors that could negatively affect our private brand offerings; risks and costs relating to the products we well, including product liability claims, and the availability of recourse to third parties, including our insurance policies, product recalls and the regulation of and other hazards associated with certain products we sell, such as hunting rifles and ammunition; the loss of our key executives, especially Edward W. Stack, our Chairman and Chief Executive Officer; costs and risks associated with increased or changing laws and regulations affecting our business; our ability to secure and protect our trademarks, patents and other intellectual property; risks relating to operating as a multi-channel retailer, including the impact of rapid technological change, internet security and privacy issues and the threat of systems failure or inadequacy; problems with our current management information systems or software; disruption at our distribution facilities; the seasonality of our business; regional risks because our stores are generally concentrated in the eastern half of the United States; costs and risks related to litigation or other claims against us; costs and uncertainties associated with pursuing strategic investments or acquisitions; our ability to meet our labor needs; currency exchange rate fluctuations; risks associated with our Chief Executive Officer and his relatives’ controlling interest in the Company; the impact of foreign instability and conflict; our anti-takeover provisions, which could prevent or delay a change in control of the Company; impairment in the carrying value of goodwill or other acquired intangibles; our current intention to issue quarterly cash dividends; and our repurchase activity, if any, pursuant to our share repurchase program.

Known and unknown risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended January 28, 2012 as filed with the Securities and Exchange Commission (“SEC”) on March 16, 2012 and in other reports filed with the SEC.  In addition, we operate in a highly competitive and rapidly changing environment; therefore, new risk factors can arise, and it is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on our business or the extent to which any individual risk factor, or combination of risk factors, may cause results to differ materially from those contained in any forward-looking statement. We do not assume any obligation and do not intend to update any forward-looking statements except as may be required by the securities laws.

About Dick’s Sporting Goods, Inc.

Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel and footwear in a specialty store environment. The Company also owns and operates Golf Galaxy, LLC, a golf specialty retailer. As of April 28, 2012, the Company operated 486 Dick’s Sporting Goods stores in 44 states, 81 Golf Galaxy stores in 30 states and eCommerce websites and catalog operations for Dick’s Sporting Goods and Golf Galaxy. Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/investors.  The Company’s website is not part of this release.

Contact:

Timothy E. Kullman, EVP – Finance, Administration, and Chief Financial Officer or

Anne-Marie Megela, Director, Investor Relations

(724) 273-3400
investors@dcsg.com

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)

	13 Weeks Ended

	April 28,	% of	April 30,	% of
	2012	Sales (1)	2011	Sales (1)

Net sales	$1,281,704	100.00%	$1,113,849	100.00%
Cost of goods sold, including occupancy
and distribution costs	887,097	69.21	783,406	70.33

GROSS PROFIT	394,607	30.79	330,443	29.67

Selling, general and administrative expenses	296,131	23.10	263,735	23.68
Pre-opening expenses	2,741	0.21	2,266	0.20

INCOME FROM OPERATIONS	95,735	7.47	64,442	5.79

Interest expense	3,449	0.27	3,484	0.31
Other income	(1,865)	(0.15)	(1,108)	(0.10)

INCOME BEFORE INCOME TAXES	94,151	7.35	62,066	5.57

Provision for income taxes	36,994	2.89	24,568	2.21

NET INCOME	$57,157	4.46%	$37,498	3.37%

EARNINGS PER COMMON SHARE:
Basic	$0.47		$0.31
Diluted	$0.45		$0.30

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING:
Basic	121,514		119,361
Diluted	127,003		125,367

Cash dividend paid per share	$0.125		$-

(1) Column does not add due to rounding

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(Dollars in thousands)

	April 28,	April 30,	January 28,
	2012	2011	2012

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$520,967	$532,525	$734,402
Accounts receivable, net	42,025	43,474	38,338
Income taxes receivable	4,053	5,695	4,113
Inventories, net	1,201,753	1,054,871	1,014,997
Prepaid expenses and other current assets	69,302	67,099	64,213
Deferred income taxes	18,400	17,731	12,330
Total current assets	1,856,500	1,721,395	1,868,393

Property and equipment, net	779,191	712,812	775,896
Construction in progress - leased facilities	4,477	-	2,138
Intangible assets, net	70,300	51,446	50,490
Goodwill	200,594	200,594	200,594
Other assets:
Deferred income taxes	9,264	22,057	12,566
Other	134,820	65,906	86,375
Total other assets	144,084	87,963	98,941
TOTAL ASSETS	$3,055,146	$2,774,210	$2,996,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$654,596	$602,280	$510,398
Accrued expenses	230,230	243,814	264,073
Deferred revenue and other liabilities	107,254	99,660	128,765
Income taxes payable	28,091	-	29,484
Current portion of other long-term debt and
leasing obligations	138,590	995	7,426
Total current liabilities	1,158,761	946,749	940,146
LONG-TERM LIABILITIES:
Other long-term debt and leasing obligations	14,446	139,605	151,596
Non-cash obligations for construction
in progress - leased facilities	4,477	-	2,138
Deferred revenue and other liabilities	281,294	255,686	269,827
Total long-term liabilities	300,217	395,291	423,561
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock	950	951	964
Class B common stock	250	250	250
Additional paid-in capital	721,702	654,226	699,766
Retained earnings	974,587	767,966	932,871
Accumulated other comprehensive income	3,739	8,777	118
Treasury stock	(105,060)	-	(1,224)
Total stockholders’ equity	1,596,168	1,432,170	1,632,745
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,055,146	$2,774,210	$2,996,452

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(Dollars in thousands)

	13 Weeks Ended
	April 28,	April 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$57,157	$37,498
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	27,656	27,436
Deferred income taxes	(5,123)	5,141
Stock-based compensation	7,092	6,504
Excess tax benefit from exercise of stock options	(8,945)	(11,644)
Tax benefit from exercise of stock options	139	191
Other non-cash items	(231)	378
Changes in assets and liabilities:
Accounts receivable	(4,452)	(5,014)
Inventories	(186,756)	(157,976)
Prepaid expenses and other assets	(4,299)	(9,501)
Accounts payable	129,726	142,418
Accrued expenses	(28,548)	(47,896)
Income taxes payable/receivable	7,604	14,959
Deferred construction allowances	8,192	6,455
Deferred revenue and other liabilities	(16,982)	(23,404)
Net cash used in operating activities	(17,770)	(14,455)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(41,251)	(32,584)
Purchase of JJB convertible notes and equity securities	(31,986)	-
Proceeds from sale-leaseback transactions	-	10
Deposits and purchases of other assets	(25,210)	(2,030)
Net cash used in investing activities	(98,447)	(34,604)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on other long-term debt and leasing obligations	(7,142)	(241)
Construction allowance receipts	-	-
Proceeds from exercise of stock options	10,960	14,077
Excess tax benefit from exercise of stock options	8,945	11,644
Minimum tax withholding requirements	(5,185)	(3,321)
Cash paid for treasury stock	(103,857)	-
Cash dividend paid to stockholders	(15,418)	-
Increase in bank overdraft	14,472	13,351
Net cash (used in) provided by financing activities	(97,225)	35,510
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	7	22

NET DECREASE IN CASH AND CASH EQUIVALENTS	(213,435)	(13,527)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	734,402	546,052

CASH AND CASH EQUIVALENTS, END OF PERIOD	$520,967	$532,525

Supplemental disclosure of cash flow information:
Construction in progress - leased facilities	$2,339	$-
Accrued property and equipment	$(5,295)	$12,426
Cash paid for interest	$3,296	$3,107
Cash paid for income taxes	$35,543	$4,139

Store Count and Square Footage

The stores that opened during the first quarter of 2012 are as follows:

DICK’S
Store	Market
St. George, UT	St. George, UT
Fort Lauderdale, FL	Miami, FL
San Luis Obispo, CA	San Luis Obispo, CA
Albuquerque, NM	Albuquerque, NM
Crofton, MD	Baltimore, MD
St. Joseph, MO	St. Joseph, MO

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

	Fiscal 2012			Fiscal 2011
	Dick’s Sporting Goods	Golf Galaxy	Total	Dick’s Sporting Goods	Golf Galaxy	Total
Beginning stores	480	81	561	444	81	525
Q1 New stores	6	-	6	3	-	3
Ending stores	486	81	567	447	81	528
Remodeled stores	-	-	-	-	-	-
Relocated stores	1	-	1	-	-	-

Square Footage:

(in millions)

	Dick’s Sporting Goods	Golf Galaxy	Total
Q1 2011	24.7	1.3	26.0
Q2 2011	25.1	1.3	26.4
Q3 2011	26.0	1.3	27.3
Q4 2011	26.3	1.3	27.6
Q1 2012	26.5	1.3	27.8

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding earnings before interest, taxes and depreciation (“EBITDA”); a reconciliation from the Company’s gross capital expenditures, net of tenant allowances; and calculations of consolidated and Dick’s Sporting Goods new store productivity.  These measures are considered non-GAAP and are not preferable to GAAP financial information; however, the Company believes this information provides additional measures of performance that the Company’s management, analysts and investors can use to compare core, operating results between reporting periods. These non-GAAP measures are provided below and on the Company’s website at http://www.dickssportinggoods.com/investors.

EBITDA

EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, and capital investments.

	13 Weeks Ended
	April 28,	April 30,
	2012	2011
	(dollars in thousands)
Net income	$57,157	$37,498
Provision for income taxes	36,994	24,568
Interest expense	3,449	3,484
Depreciation and amortization	27,656	27,436
EBITDA	$125,256	$92,986

% increase in EBITDA	35%

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company’s gross capital expenditures to its capital expenditures, net of tenant allowances.

	13 Weeks Ended
	April 28,	April 30,
	2012	2011
	(dollars in thousands)
Gross capital expenditures	$(41,251)	$(32,584)
Proceeds from sale-leaseback transactions	-	10
Deferred construction allowances	8,192	6,455
Construction allowance receipts	-	-
Net capital expenditures	$(33,059)	$(26,119)

New Store Productivity Calculation

The following calculations represent: (1) the new store productivity calculation on a consolidated basis; and (2) the new store productivity calculation for Dick’s Sporting Goods only, in each case for the periods shown.  Golf Galaxy stores and the Company’s eCommerce business are excluded from the Dick’s Sporting Goods only calculation.  New store productivity compares the sales increase for all stores not included in the same store sales calculation with the increase in store square footage.

	Consolidated		Dick’s Sporting Goods Only
	13 Weeks Ended		13 Weeks Ended
	April 28,	April 30,	April 28,	April 30,
	2012	2011	2012	2011

Sales % increase for the period	15.1%		14.8%
Same store sales % increase for the period	8.4%		7.3%
New store sales % increase (A)	6.7%		7.5%

Store square footage (000’s):
Beginning of period	27,596	25,900	26,256	24,568
End of period	27,857	26,054	26,516	24,722
Average for the period (1)	27,726	25,977	26,386	24,645
Average square footage % increase for the period (B)	6.7%		7.1%

New store productivity (A)/(B) (1)	99.5%		105.8%

(1) - Amounts do not recalculate due to rounding.